NEWS RELEASE
October 22, 2026

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND PERIOD ENDED SEPTEMBER 30, 2026

3rd Quarter 2026 Highlights:
•Net income was a record $105 million for the current quarter, an increase of $6.7 million, or 7 percent, from the prior quarter net income of $97.9 million and an increase of $36.7 million, or 54 percent, from the prior year third quarter net income of $67.9 million.
•Diluted earnings per share for the current quarter was $0.80, an increase of $0.05 per share, or 7 percent, from the prior quarter diluted earnings per share of $0.75 and an increase of $0.23 per share, or 40 percent, from the prior year third quarter diluted earnings per share of $0.57.
•Operating diluted earnings per share1 for the current quarter was $0.81, an increase of $0.05 per share, or 7 percent, from the prior quarter operating diluted earnings per share of $0.76 and an increase of $0.19 per share, or 31 percent, from the prior year third quarter operating diluted earnings per share of $0.62.
•Net interest income for the current quarter was $290 million, an increase of $13.5 million, or 5 percent, from the prior quarter net interest income of $276 million and an increase of $65 million, or 29 percent, from the prior year third quarter net interest income of $225 million.
•The loan portfolio of $21.620 billion at September 30, 2026, increased $256 million, or 5 percent annualized, from the prior quarter.
•Total deposits of $25.273 billion for the current quarter increased $619 million, or 10 percent annualized, from the prior quarter.
•Total non-interest bearing deposits of $7.702 billion for the current quarter increased $279 million, or 15 percent annualized, from the prior quarter.
•The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.01 percent, an increase of 11 basis points from the prior quarter net interest margin of 3.90 percent and an increase of 62 basis points from the prior year third quarter net interest margin of 3.39 percent.
1 Represents a non-GAAP financial measure. Supplemental “Non-GAAP Financial Measures and Reconciliations” tables are provided to reconcile the most directly comparable financial measure calculated and presented in accordance with GAAP.

•The total earning assets yield of 5.23 percent in the current quarter increased 9 basis points from the prior quarter earning assets yield of 5.14 percent and increased 37 basis points from the prior year third quarter earning assets yield of 4.86 percent.
•The core deposit cost (including non-interest bearing deposits) of 1.17 percent in the current quarter decreased 1 basis point from the prior quarter core deposit cost of 1.18 percent and decreased 6 basis points from the prior year third quarter core deposit cost of 1.23 percent.
•The total cost of funding (including non-interest bearing deposits) of 1.32 percent in the current quarter decreased 1 basis point from the prior quarter total cost of funding of 1.33 percent and decreased 26 basis points from the prior year third quarter total cost of funding of 1.58 percent.
•The Company declared a quarterly dividend of $0.35 per share, an increase of $0.02, or 6 percent, over the prior quarter. The Company has declared 166 consecutive quarterly dividends and has increased the dividend 50 times.

Year-to-Date 2026 Highlights:
•Net income for the first nine months of 2026 was $285 million, an increase of $109 million, or 62 percent, from the prior year first nine months net income of $175 million.
•Diluted earnings per share for the first nine months of 2026 was $2.18, an increase of $0.67 per share, or 44 percent, from the prior year first nine months diluted earnings per share of $1.51.
•Operating diluted earnings per share for the first nine months of 2026 was $2.26, an increase of $0.59 per share, or 35 percent, from the prior year first nine months operating diluted earnings per share of $1.67.
•Net interest income for the first nine months of 2026 was $835 million, an increase of $212 million, or 34 percent, from the prior year first nine months net interest income of $623 million.
•The loan portfolio increased $2.829 billion, or 15 percent, from the prior year third quarter.
•Total deposits increased $3.402 billion, or 16 percent, from the prior year third quarter.
•The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first nine months of 2026 was 3.90 percent, an increase of 69 basis points from the prior year first nine months net interest margin of 3.21 percent.
•The Company completed the core system conversion of Guaranty Bancshares, Inc., the bank holding company for Guaranty Bank & Trust, N.A. (collectively, “Guaranty”). Guaranty was acquired on October 1, 2025, with total assets of $3.357 billion.
•Dividends declared in the first nine months of 2026, were $1.01 per share, an increase of $0.02, or 2 percent, over the prior year first nine months of $0.99 per share.

Financial Summary

	At or for the Three Months ended				At or for the Nine Months ended
(Dollars in thousands, except per share and market data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Performance results
Net income	$104,562	97,862	82,144	67,900	284,568	175,249
Basic earnings per share	$0.80	0.75	0.63	0.57	2.19	1.51
Diluted earnings per share	$0.80	0.75	0.63	0.57	2.18	1.51
Operating diluted earnings per share (non-GAAP) [1]	$0.81	0.76	0.70	0.62	2.26	1.67
Dividends declared per share	$0.35	0.33	0.33	0.33	1.01	0.99
Market value per share
Closing	$43.20	51.58	44.67	48.67	43.20	48.67
High	$54.58	52.16	53.99	50.54	54.58	52.81
Low	$43.03	44.26	41.87	42.08	41.87	36.76
Selected ratios and other data
Number of common stock shares outstanding	130,218,983	130,202,054	130,124,378	118,552,847	130,218,983	118,552,847
Average outstanding shares - basic	130,214,868	130,167,496	130,052,858	118,552,231	130,145,667	116,316,754
Average outstanding shares - diluted	130,433,235	130,346,888	130,242,765	118,628,434	130,324,260	116,382,822
Return on average assets (annualized)	1.31%	1.25%	1.05%	0.93%	1.20%	0.82%
Return on average equity (annualized)	9.53%	9.13%	7.82%	7.52%	8.84%	6.82%
Efficiency ratio	56.08%	56.65%	63.05%	62.05%	58.51%	63.12%
Operating efficiency ratio (non-GAAP) [1]	55.75%	56.21%	59.25%	58.87%	57.03%	61.83%
Loan to deposit ratio	85.69%	86.84%	85.18%	86.11%	85.69%	86.11%
Number of full time equivalent employees	4,111	4,125	4,139	3,649	4,111	3,649
Number of locations	282	282	282	248	282	248
Number of ATMs	338	339	337	298	338	298
______________________________
1 Represents a non-GAAP financial measure. Supplemental “Non-GAAP Financial Measures and Reconciliations” tables are provided to reconcile the most directly comparable financial measure calculated and presented in accordance with GAAP.

KALISPELL, Mont., Oct 22, 2026, (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NYSE: GBCI) reported net income of $104.6 million for the current quarter, an increase of $6.7 million, or 7 percent, from the prior quarter net income of $97.9 million and an increase of $36.7 million, or 54 percent, from the prior year third quarter net income of $67.9 million. Diluted earnings per share for the current quarter was $0.80, an increase of $0.05 per share, or 7 percent, from the prior quarter diluted earnings per share of $0.75 and an increase of $0.23 per share, or 40 percent, from the prior year third quarter diluted earnings per share of $0.57. Operating diluted earnings per share for the current quarter was $0.81, an increase of $0.05 per share, or 7 percent, from the prior quarter operating diluted earnings per share of $0.76 and an increase of $0.19 per share, or 31 percent, from the prior year third quarter operating diluted earnings per share of $0.62. The current quarter included $1.9 million of compensation from acquisition-related employment agreements and $844 thousand of gains from the sale of former branch facilities and disposal of fixed assets. “Our strong third quarter results clearly demonstrate the power of the Glacier franchise,” said Randy Chesler, President and Chief Executive Officer. “We generated record net income, expanded margin for the eleventh consecutive quarter, increased deposits and delivered solid loan growth. We are well positioned to return to our historical levels of performance as continued balance sheet repricing drives improved profitability and the Glacier franchise continues to grow.”

Net income for the first nine months of 2026 was $285 million, an increase of $110 million, or 63 percent, from the prior year first nine months net income of $175 million which was driven primarily by the increase in net interest income from the improvement in the net interest margin. Diluted earnings per share for the first nine months of 2026 was $2.18, an increase of $0.67 per share, or 44 percent, from the prior year first nine months diluted earnings per share of $1.51. Operating diluted earnings per share for the first nine months of 2026 was $2.26, an increase of $0.59 per share, or 35 percent, from the prior year first nine months of 2025 operating diluted earnings per share of $1.67.

Asset Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Cash and cash equivalents	$1,506,781	1,056,679	1,235,261	854,244	450,102	271,520	652,537
Debt securities, available-for-sale	3,595,063	3,482,725	4,007,512	3,916,189	112,338	(412,449)	(321,126)
Debt securities, held-to-maturity	2,817,933	3,004,758	3,110,216	3,155,901	(186,825)	(292,283)	(337,968)
Total debt securities	6,412,996	6,487,483	7,117,728	7,072,090	(74,487)	(704,732)	(659,094)
Loans receivable [1]
Residential real estate	2,104,815	2,111,683	2,457,907	1,926,448	(6,868)	(353,092)	178,367
Commercial real estate	14,432,233	14,155,059	13,565,512	12,045,446	277,174	866,721	2,386,787
Other commercial	3,613,414	3,615,240	3,497,829	3,451,177	(1,826)	115,585	162,237
Home equity	1,050,852	1,054,110	977,206	980,472	(3,258)	73,646	70,380
Other consumer	418,216	427,631	429,342	387,443	(9,415)	(11,126)	30,773
Loans receivable	21,619,530	21,363,723	20,927,796	18,790,986	255,807	691,734	2,828,544
Allowance for credit losses	(259,668)	(260,025)	(255,319)	(229,077)	357	(4,349)	(30,591)
Loans receivable, net	21,359,862	21,103,698	20,672,477	18,561,909	256,164	687,385	2,797,953
Other assets	3,011,165	2,951,141	2,952,597	2,527,384	60,024	58,568	483,781
Total assets	$32,290,804	31,599,001	31,978,063	29,015,627	691,803	312,741	3,275,177
______________________________
1     In connection with the Guaranty core system conversion, Guaranty loans were reclassified in the first quarter to conform to the Company’s classifications. There were approximately $236 million of loans reclassified from residential loans into other categories, the majority of which were reclassified to commercial real estate loans.

Total debt securities of $6.413 billion at September 30, 2026, decreased $74.5 million, or 1 percent, during the current quarter and decreased $659 million, or 9 percent, from the prior year third quarter. The Company selectively purchased debt securities during the current quarter with the Company’s excess liquidity position. Debt securities represented 20 percent of total assets at September 30, 2026, compared to 21 percent at June 30, 2026, and 24 percent at September 30, 2025.

The loan portfolio of $21.620 billion at September 30, 2026, increased $256 million, or 5 percent annualized, from the prior quarter. The loan portfolio increased $2.829 billion, or 15 percent, from the prior year third quarter. Excluding the Guaranty acquisition on October 1, 2025, the loan portfolio increased $726 million, or 4 percent, from the prior year third quarter.

Credit Quality Summary

	At or for the Nine Months ended	At or for the Six Months ended	At or for the Year ended	At or for the Nine Months ended
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Allowance for credit losses
Balance at beginning of period	$255,319	255,319	206,041	206,041
Acquisitions	—	—	154	35
Provision for credit losses	19,282	13,639	61,846	29,355
Charge-offs	(18,578)	(11,562)	(18,682)	(11,276)
Recoveries	3,645	2,629	5,960	4,922
Balance at end of period	$259,668	260,025	255,319	229,077
Provision for credit losses
Loan portfolio	$19,282	13,639	61,846	29,355
Unfunded loan commitments	(1,754)	(1,220)	9,554	6,382
Total provision for credit losses	$17,528	12,419	71,400	35,737
Other real estate owned	$4,882	1,219	284	1,376
Other foreclosed assets	338	322	127	37
Accruing loans 90 days or more past due	17,219	15,867	5,997	7,449
Non-accrual loans	68,202	74,441	62,487	45,450
Total non-performing assets	$90,641	91,849	68,895	54,312
Non-performing assets as a percentage of subsidiary assets	0.28%	0.29%	0.22%	0.19%
Allowance for credit losses as a percentage of non-performing loans	304%	288%	373%	433%
Allowance for credit losses as a percentage of total loans	1.20%	1.22%	1.22%	1.22%
Net charge-offs as a percentage of total loans	0.07%	0.04%	0.06%	0.03%
Accruing loans 30-89 days past due	$58,149	65,483	78,826	39,524
U.S. government guarantees included in non-performing assets	$4,657	7,497	8,733	10,358

Early stage delinquencies (accruing loans 30-89 days past due) of $58.1 million at September 30, 2026, decreased $7.3 million from the prior quarter and increased $18.6 million from the prior year third quarter. Early stage delinquencies as a percentage of loans at September 30, 2026, were 0.27 percent compared to 0.31 percent for the prior quarter and 0.21 percent for the prior year third quarter. Non-performing assets of $90.6 million at September 30, 2026, decreased $1.2 million, or 1 percent, over the prior quarter and increased $36.3 million, or 67 percent, over the prior year third quarter.

The current quarter provision for credit loss expense of $5.1 million included $5.6 million of credit loss expense on loans and $534 thousand of credit loss benefit on unfunded loan commitments. The allowance for credit losses (“ACL”) on loans as a percentage of total loans outstanding was 1.20 percent at September 30, 2026, compared to 1.22 percent at each of June 30, 2026, December 31, 2025, and September 30, 2025. Loan portfolio growth, composition, credit quality considerations, economic forecasts, actual results, and other environmental factors will continue to determine the level of the ACL on loans.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Third quarter 2026	$5,643	$6,000	1.20%	0.27%	0.28%
Second quarter 2026	10,125	5,871	1.22%	0.31%	0.29%
First quarter 2026	3,514	3,062	1.22%	0.44%	0.25%
Fourth quarter 2025	32,491	6,368	1.22%	0.38%	0.22%
Third quarter 2025	5,192	2,914	1.22%	0.21%	0.19%
Second quarter 2025	18,009	1,645	1.22%	0.29%	0.17%
First quarter 2025	6,154	1,795	1.22%	0.27%	0.14%
Fourth quarter 2024	6,041	5,170	1.19%	0.19%	0.10%

Net charge-offs for the current quarter were $6.0 million compared to $5.9 million in the prior quarter and $2.9 million for the prior year third quarter. The current quarter net charge-offs included $3.5 million in deposit overdraft net charge-offs and $2.5 million of net loan charge-offs.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on the regulatory classification of loans is provided in the tables at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Deposits
Non-interest bearing deposits	$7,702,429	7,423,439	7,314,779	6,674,441	278,990	387,650	1,027,988
NOW and DDA accounts	6,139,924	6,192,363	6,236,551	5,805,816	(52,439)	(96,627)	334,108
Savings accounts	3,225,270	3,169,141	3,158,939	3,049,753	56,129	66,331	175,517
Money market deposit accounts	4,458,524	4,132,820	3,948,201	3,137,810	325,704	510,323	1,320,714
Certificate accounts	3,743,285	3,732,971	3,928,550	3,199,825	10,314	(185,265)	543,460
Core deposits, total	25,269,432	24,650,734	24,587,020	21,867,645	618,698	682,412	3,401,787
Wholesale deposits	3,305	3,383	4,076	3,304	(78)	(771)	1
Deposits, total	25,272,737	24,654,117	24,591,096	21,870,949	618,620	681,641	3,401,788
Repurchase agreements	1,954,925	1,952,501	2,084,113	2,004,286	2,424	(129,188)	(49,361)
Deposits and repurchase agreements, total	27,227,662	26,606,618	26,675,209	23,875,235	621,044	552,453	3,352,427
Federal Home Loan Bank advances	—	—	440,000	895,022	—	(440,000)	(895,022)
Other borrowed funds	51,744	52,880	51,473	59,779	(1,136)	271	(8,035)
Finance lease liabilities	30,559	31,606	28,808	18,401	(1,047)	1,751	12,158
Subordinated debentures	174,113	188,573	187,492	157,379	(14,460)	(13,379)	16,734
Other liabilities	466,865	406,302	381,260	401,523	60,563	85,605	65,342
Total liabilities	$27,950,943	27,285,979	27,764,242	25,407,339	664,964	186,701	2,543,604

Total deposits of $25.273 billion at September 30, 2026, increased $619 million, or 10 percent annualized, during the current quarter and increased $3.402 billion, or 16 percent, from the prior year third quarter.

Excluding a temporary quarter-end deposit expected to largely exit in the fourth quarter, total deposits increased $308 million, or 5 percent annualized, from the prior quarter. Excluding the Guaranty acquisition, total deposits increased $695 million, or 3 percent, from the prior year third quarter.

Non-interest bearing deposits of $7.702 billion at September 30, 2026, increased $279 million, or 15 percent annualized, during the current quarter and increased $1.028 billion, or 15 percent, from the prior year third quarter. Excluding the impact of the temporary quarter-end deposit, non-interest bearing deposits increased $197 million, or 11 percent annualized, from the prior quarter. Non-interest bearing deposits represented 30 percent of total deposits at each of September 30, 2026, and June 30, 2026, compared to 31 percent at September 30, 2025.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Common equity	$4,546,197	4,484,316	4,380,931	3,801,178	61,881	165,266	745,019
Accumulated other comprehensive loss	(206,336)	(171,294)	(167,110)	(192,890)	(35,042)	(39,226)	(13,446)
Total stockholders’ equity	4,339,861	4,313,022	4,213,821	3,608,288	26,839	126,040	731,573
Goodwill and intangibles, net	(1,469,156)	(1,473,954)	(1,483,552)	(1,182,536)	4,798	14,396	(286,620)
Tangible stockholders’ equity (non-GAAP) [1]	$2,870,705	2,839,068	2,730,269	2,425,752	31,637	140,436	444,953

Stockholders’ equity to total assets	13.44%	13.65%	13.18%	12.44%
Tangible stockholders’ equity to total tangible assets (non-GAAP) [1]	9.31%	9.42%	8.95%	8.72%
Book value per common share	$33.33	33.13	32.42	30.44	0.20	0.91	2.89
Tangible book value per common share (non-GAAP) [1]	$22.05	21.81	21.01	20.46	0.24	1.04	1.59
______________________________
1 Represents a non-GAAP financial measure. Supplemental “Non-GAAP Financial Measures and Reconciliations” tables are provided to reconcile the most directly comparable financial measure calculated and presented in accordance with GAAP.

Tangible stockholders’ equity of $2.871 billion at September 30, 2026, increased $31.6 million, or 1 percent, compared to the prior quarter, primarily due to earnings retention. Tangible stockholders’ equity increased $445 million, or 18 percent, from the prior year third quarter, primarily due to $560 million of Company stock issued in connection with the Guaranty acquisition and earnings retention. The increase was partially offset by the increase in goodwill and core deposit intangible associated with the Guaranty acquisition. Tangible book value per common share of $22.05 at the current quarter end increased $0.24 per share, or 1 percent, from the prior quarter and increased $1.59 per share, or 8 percent, from the prior year third quarter.

Cash Dividends
On September 22, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.35 per share, an increase of $0.02, or 6 percent, over the prior quarter. The dividend was payable on October 15, 2026, to shareholders of record on October 6, 2026. The dividend was the Company’s 166th consecutive regular dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended September 30, 2026
Compared to June 30, 2026, March 31, 2026, and September 30, 2025

Income Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025
Net interest income
Interest income	$379,980	365,220	362,337	325,003	14,760	17,643	54,977
Interest expense	90,084	88,792	93,660	99,624	1,292	(3,576)	(9,540)
Total net interest income	289,896	276,428	268,677	225,379	13,468	21,219	64,517
Non-interest income
Deposit service charges and other fees	17,187	16,351	15,265	14,676	836	1,922	2,511
Payment services	12,081	12,012	11,368	10,951	69	713	1,130
Miscellaneous loan fees and charges	2,585	2,558	2,279	2,005	27	306	580
Gain on sale of loans	4,754	5,007	5,108	5,027	(253)	(354)	(273)
Other income	3,334	5,173	4,062	2,693	(1,839)	(728)	641
Total non-interest income	39,941	41,101	38,082	35,352	(1,160)	1,859	4,589
Total income	$329,837	317,529	306,759	260,731	12,308	23,078	69,106
Net interest margin (tax-equivalent)	4.01%	3.90%	3.80%	3.39%
Core net interest margin (tax-equivalent) (non-GAAP) [1]	3.95%	3.86%	3.73%	3.35%
______________________________
1 Represents a non-GAAP financial measure. Supplemental “Non-GAAP Financial Measures and Reconciliations” tables are provided to reconcile the most directly comparable financial measure calculated and presented in accordance with GAAP.

Net Interest Income
Net interest income of $290 million for the current quarter increased $13.5 million, or 5 percent, from the prior quarter net interest income of $276 million and increased $64.5 million, or 29 percent, from the prior year third quarter net interest income of $225 million. The current quarter interest income of $380 million increased $14.8 million, or 4 percent, over the prior quarter and increased $55.0 million, or 17 percent, over the prior year third quarter and was primarily driven by both increased loans and increased interest rates on the loan portfolio. The loan yield of 6.22 percent in the current quarter increased 10 basis points from the prior quarter loan yield of 6.12 percent and increased 25 basis points from the prior year third quarter loan yield of 5.97 percent.

The current quarter interest expense of $90.1 million increased $1.3 million, or 1 percent, from the prior quarter. Interest expense decreased $9.5 million, or 10 percent, from the prior year third quarter primarily due to a decrease in interest rates on deposits and a decrease in high cost borrowings. Core deposit cost (including non-interest bearing deposits) decreased to 1.17 percent in the current quarter compared to 1.18 percent in the prior quarter and 1.23 percent in the prior year third quarter. The total funding cost (including non-interest bearing deposits) decreased to 1.32 percent in the current quarter compared to 1.33 percent in the prior quarter and 1.58 percent in the prior year third quarter.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.01 percent, an increase of 11 basis points from the prior quarter net interest margin of 3.90 percent and was primarily driven by an increase in earning asset yields and a decrease in deposit costs. The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter increased 62 basis points from the prior year third quarter net interest margin of 3.39 percent and was primarily driven by the increase in loan yields, the shift in the earning assets mix to higher yielding loans and the decrease in high cost borrowings. Core net interest margin was 3.95 percent in the current quarter compared to 3.86 percent in the prior quarter and 3.35 percent in the prior year third quarter. “The increase in both the net interest income and net interest margin during the current quarter reflects the continued increase in earning assets at higher yields combined with the increase in core deposits at lower costs (including non-interest bearing deposits),” said Ron Copher, Chief Financial Officer. “Over the last eleven consecutive quarters, net interest income has increased from $166 million to $290 million, or 75 percent, with the net interest margin increasing from 2.56 percent to 4.01 percent, or 57 percent.”

Non-interest Income
Non-interest income for the current quarter totaled $39.9 million, which was a decrease of $1.2 million, or 3 percent, over the prior quarter. Non-interest income increased $4.6 million, or 13 percent, over the prior year third quarter. Deposit service charges and other fees of $17.2 million for the current quarter increased $836 thousand, or 5 percent, compared to the prior quarter and increased $2.5 million, or 17 percent, from the prior year third quarter. Payment services of $12.1 million for the current quarter increased $69 thousand, or 1 percent, from the prior quarter and increased $1.1 million, or 10 percent, over the prior year third quarter.

Non-interest Expense Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025
Compensation and employee benefits	$120,661	116,299	115,770	96,498	4,362	4,891	24,163
Occupancy and equipment	16,072	15,661	15,682	13,236	411	390	2,836
Advertising and promotions	5,085	5,092	5,256	4,620	(7)	(171)	465
Data processing	12,240	12,380	13,273	10,634	(140)	(1,033)	1,606
Other real estate owned and foreclosed assets	98	83	206	63	15	(108)	35
Regulatory assessments and insurance	5,054	5,506	6,403	5,799	(452)	(1,349)	(745)
Intangibles amortization	4,798	4,799	4,799	3,813	(1)	(1)	985
Other expenses	27,876	26,880	39,140	33,120	996	(11,264)	(5,244)
Total non-interest expense	$191,884	186,700	200,529	167,783	5,184	(8,645)	24,101

Total non-interest expense of $192 million for the current quarter increased $5.2 million, or 3 percent, over the prior quarter. Total non-interest expense increased $24.1 million, or 14 percent, over the prior year third quarter and was primarily driven by increased costs from the acquired banks.

Compensation and employee benefits of $121 million for the current quarter increased by $4.4 million, or 4 percent, over the prior quarter, primarily due to increased performance-based compensation. Compensation and employee benefits increased $24.2 million, or 25 percent, from the prior year third quarter and was primarily driven by annual salary increases and increases in staffing levels from the acquired banks. Other expenses of $27.9 million decreased $5.2 million, or 16 percent, from the prior year third quarter and was primarily driven by $6.9 million of decreased acquisition-related expenses.

Acquisition-related expense was $92 thousand in the current quarter compared to $1.6 million in the prior quarter and $7.0 million in the prior year third quarter. In addition, compensation and employee benefits included $1.9 million of expense attributable to acquisition-related employment agreements in the current quarter compared to $2.5 million in the prior quarter and $641 thousand in the prior year third quarter.

Federal and State Income Tax Expense
Tax expense during the third quarter of 2026 was $28.3 million, an increase of $1.7 million, or 6 percent, compared to the prior quarter and an increase of $10.9 million, or 63 percent, from the prior year third quarter. The effective tax rate in the current quarter was 21.3 percent, compared to 21.4 percent in the prior quarter and 20.4 percent in the prior year third quarter. The higher tax expense and higher effective tax rate in the current quarter compared to the prior year third quarter was primarily due to an increase in pre-tax income.

Efficiency Ratio
The efficiency ratio was 56.08 percent in the current quarter compared to 56.65 percent in the prior quarter and 62.05 percent in the prior year third quarter. The decrease from the prior quarter and prior year third quarter was primarily driven by an increase in net interest income which outpaced the increase in non-interest expense.

Operating Results for Nine Months. Ended September 30, 2026
Compared to September 30, 2025

Income Summary

	Nine Months ended
(Dollars in thousands)	Sep 30, 2026	Sep 30, 2025	$ Change	% Change
Net interest income
Interest income	$1,107,537	$923,043	$184,494	20%
Interest expense	272,536	300,069	(27,533)	(9)%
Total net interest income	835,001	622,974	212,027	34%
Non-interest income
Deposit service charges and other fees	48,803	41,801	7,002	17%
Payment Services	35,461	30,736	4,725	15%
Miscellaneous loan fees and charges	7,422	5,586	1,836	33%
Gain on sale of loans	14,869	13,611	1,258	9%
Other income	12,569	9,204	3,365	37%
Total non-interest income	119,124	100,938	18,186	18%
Total Income	$954,125	$723,912	$230,213	32%
Net interest margin (tax-equivalent)	3.90%	3.21%
Core net interest margin (tax-equivalent) (non-GAAP) [1]	3.85%	3.17%
______________________________
1 Represents a non-GAAP financial measure. Supplemental “Non-GAAP Financial Measures and Reconciliations” tables are provided to reconcile the most directly comparable financial measure calculated and presented in accordance with GAAP.

Net Interest Income
Net interest income of $835 million for the first nine months of 2026 increased $212 million, or 34 percent, from the first nine months of the prior year and was primarily driven by increased interest income and decreased interest expense. Interest income of $1.108 billion for the first nine months of 2026 increased $184 million, or 20 percent, from the prior year and was primarily attributable to the increase in the loan portfolio and an increase in loan yields. The loan yield was 6.17 percent during the first nine months of 2026, an increase of 30 basis points from the prior year first nine months loan yield of 5.87 percent.

Interest expense of $273 million for the first nine months of 2026 decreased $27.5 million, or 9 percent, over the same period in the prior year and was primarily the result of lower interest rates on deposits and a decrease in higher cost borrowings. Core deposit cost (including non-interest bearing deposits) was 1.18 percent for the first nine months of 2026, which was a decrease of 6 basis points over the first nine months of the prior year core deposit cost of 1.24 percent. The total funding cost (including non-interest bearing deposits) for the first nine months of 2026 was 1.35 percent, which was a decrease of 28 basis points over the first nine months of the prior year funding cost of 1.63 percent.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, during the first nine months of 2026 was 3.90 percent, a 69 basis points increase from the net interest margin of 3.21 percent for the first nine months of the prior year. Core net interest margin during the first nine months of 2026 was 3.85 percent compared to 3.17 percent in the prior year first nine months. The increase in net interest margin from the prior year was primarily driven by a 30 basis points increase in loan yields and a 28 basis points decrease in total funding costs, combined with a shift in earning asset mix to higher yielding loans and a shift in funding liabilities to lower cost deposits.

Non-interest Income
Non-interest income of $119 million for the first nine months of 2026 increased $18.2 million, or 18 percent, over the first nine months of the prior year and was primarily driven by increased income from the acquired banks. Deposit service charges and other fees of $48.8 million for the first nine months of 2026 increased $7.0 million, or 17 percent, over the first nine months of the prior year. Payment services of $35.5 million for the first nine months of 2026 increased by $4.7 million, or 15 percent, over the first nine months of the prior year.

Non-interest Expense Summary

	Nine Months ended
(Dollars in thousands)	Sep 30, 2026	Sep 30, 2025	$ Change	% Change
Compensation and employee benefits	$352,730	$282,296	$70,434	25%
Occupancy and equipment	47,415	38,088	9,327	24%
Advertising and promotions	15,433	13,158	2,275	17%
Data processing	37,893	29,655	8,238	28%
Other real estate owned and foreclosed assets	387	152	235	155%
Regulatory assessments and insurance	16,963	17,180	(217)	(1)%
Core deposit intangibles amortization	14,396	10,707	3,689	34%
Other expenses	93,896	82,984	10,912	13%
Total non-interest expense	$579,113	$474,220	$104,893	22%

Total non-interest expense of $579 million for the first nine months of 2026 increased $105 million, or 22 percent, over the first nine months of the prior year and was primarily driven by increased costs from the acquired banks. Compensation and employee benefits expense of $353 million in the first nine months of 2026 increased $70.4 million, or 25 percent, over the first nine months of the prior year and was primarily driven by annual salary increases and staffing increases from acquisitions. Occupancy and equipment expense of $47.4 million in the first nine months of 2026 increased $9.3 million, or 24 percent, over the first nine months of the prior year primarily due to increased costs from the acquired banks. Data processing expense of $37.9 million in the first nine months of 2026 increased $8.2 million, or 28 percent, over the first nine months of the prior year primarily due to increased costs from the acquired banks. Other expenses of $93.9 million for the first nine months of 2026 increased $10.9 million, or 13 percent, from the first nine months of the prior year and was primarily driven by an increase in costs from acquisitions.

Acquisition-related expense was $10.6 million in the first nine months of the current year compared to $10.8 million in the prior year first nine months. In addition, compensation and employee benefits included $7.1 million of expense attributable to acquisition-related employment agreements in the first nine months of the current year compared to $1.4 million in the first nine months of the prior year.

Provision for Credit Losses
The provision for credit loss expense was $17.5 million for the first nine months of 2026, a decrease of $18.2 million, or 51 percent, over the same period in the prior year. Included in the first nine months of the prior year provision for credit losses was $16.7 million from the acquisition of Bank of Idaho Holding Co. and its subsidiary, Bank of Idaho. Net charge-offs for the first nine months of 2026 were $14.9 million compared to $6.4 million in the first nine months of 2025.

Federal and State Income Tax Expense
Tax expense of $72.9 million for the first nine months of 2026 increased $34.2 million, or 88 percent, over the same period in the prior year. The effective tax rate for the first nine months of 2026 was 20.4 percent compared to 18.1 percent for the same period in the prior year. The increases in tax expense and the effective tax rate were primarily the result of an increase in the pre-tax income.

Efficiency Ratio
The efficiency ratio was 58.51 percent for the first nine months of 2026 compared to 63.12 percent for the same period of 2025. The decrease from the prior year was primarily attributable to the increase in net interest income that outpaced the increase in non-interest expense.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “will,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are based on assumptions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results (express or implied) or other expectations in the forward-looking statements, including those made in this news release:

•risks associated with lending and potential adverse changes in the credit quality of the Company’s loan portfolio;
•changes in monetary and fiscal policies, including interest rate policies of the Federal Reserve Board, which could adversely affect the Company’s net interest income and margin, the fair value of its financial instruments, profitability, and stockholders’ equity;
•legislative or regulatory changes, including the possibility of increases in FDIC insurance rates and assessments, changes in the review and regulation of bank mergers, or increases or changes in banking and consumer protection regulations, that may adversely affect the Company’s business and strategies;
•risks related to overall economic conditions, including the impact on the economy of an uncertain interest rate environment, inflationary pressures, recently passed legislation and the potential for significant additional changes in economic and trade policies in the current administration;
•risks to the Company’s business and the business of the Company’s customers arising from current or future tariffs or other trade restrictions, labor or supply chain issues, change in labor force, or geopolitical instability, including the wars in Iran and Ukraine, further conflicts in the Middle East, and potential for future conflicts or disruptions in other parts of the world;
•risks associated with the Company’s ability to negotiate, complete, and successfully integrate acquisitions;
•impairment of the goodwill recorded by the Company in connection with acquisitions, which may have an adverse impact on earnings and capital;
•reduction in demand for banking products and services, whether as a result of changes in customer behavior, economic conditions, banking environment, or competition;
•deterioration of the reputation of banks and the financial services industry, which could adversely affect the Company's ability to obtain and maintain customers;
•changes in the competitive landscape, including as may result from new market entrants, additional competition from internet-based financial institutions operating nationally, or further consolidation in the financial services industry, resulting in increased competition, including the creation of larger competitors with greater financial resources;
•risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow through acquisitions;
•risks related to rapidly evolving artificial intelligence technologies;
•risks associated with dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank’s divisions;
•material failure, potential interruption or breach in security of the Company’s systems or changes in technology which could expose the Company to cybersecurity risks, fraud, system failures, or direct liabilities;
•risks related to natural disasters, including droughts, fires, floods, earthquakes, pandemics, and other unexpected events;

•success in managing risks involved in any of the foregoing; and
•effects of any reputational damage to the Company resulting from any of the foregoing.
The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, October 23, 2026. Please note that our conference call host no longer offers a general dial-in number. Investors who would like to join the call may now register by following this link to obtain dial-in instructions: https://register-conf.media-server.com/register/BIf897ad06750d4ea68674bf70f03fbe10. To participate via the webcast, log on to: https://edge.media-server.com/mmc/p/xhafbtnc.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NYSE: GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions located across its nine state footprint: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Guaranty Bank & Trust (Mount Pleasant, TX), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), The Foothills Bank (Yuma, AZ), Valley Bank (Helena, MT), Western Security Bank (Billings, MT), and Wheatland Bank (Spokane, WA).

Non-GAAP Financial Measures
Certain financial measures and ratios the Company presents are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). The Company refers to these financial measures and ratios as “non-GAAP financial measures.” A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is provided in the tables within this press release. The Company considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and in evaluating period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain income, expense, or intangible items that the Company believes are not indicative of its primary business operating results.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and investors should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures presented may differ from non-GAAP financial measures used by the Company’s peers or other companies. The Company compensates for these differences by providing the equivalent GAAP measures whenever the Company presents the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Assets
Cash on hand and in banks	$290,640	353,748	321,526	312,506
Interest bearing cash deposits	1,216,141	702,931	913,735	541,738
Cash and cash equivalents	1,506,781	1,056,679	1,235,261	854,244
Debt securities, available-for-sale	3,595,063	3,482,725	4,007,512	3,916,189
Debt securities, held-to-maturity	2,817,933	3,004,758	3,110,216	3,155,901
Total debt securities	6,412,996	6,487,483	7,117,728	7,072,090
Loans held for sale, at fair value	37,611	45,145	39,186	42,668
Loans receivable	21,619,530	21,363,723	20,927,796	18,790,986
Allowance for credit losses	(259,668)	(260,025)	(255,319)	(229,077)
Loans receivable, net	21,359,862	21,103,698	20,672,477	18,561,909
Premises and equipment, net	497,590	493,497	486,184	427,271
Right-of-use assets, net	73,983	76,428	75,574	54,502
Other real estate owned and foreclosed assets	5,220	1,541	411	1,413
Accrued interest receivable	131,863	120,254	120,092	120,257
Deferred tax asset	115,077	102,902	101,337	99,702
Intangibles, net	90,873	95,671	105,269	61,135
Goodwill	1,378,283	1,378,283	1,378,283	1,121,401
Federal Home Loan Bank stock, at cost	21,305	21,244	42,764	61,362
Bank-owned life insurance	237,496	235,984	235,090	191,996
Other assets	421,864	380,192	368,407	345,677
Total assets	$32,290,804	31,599,001	31,978,063	29,015,627
Liabilities
Non-interest bearing deposits	$7,702,429	7,423,439	7,314,779	6,674,441
Interest bearing deposits	17,570,308	17,230,678	17,276,317	15,196,508
Securities sold under agreements to repurchase	1,954,925	1,952,501	2,084,113	2,004,286
FHLB advances	—	—	440,000	895,022
Other borrowed funds	51,744	52,880	51,473	59,779
Finance lease liabilities	30,559	31,606	28,808	18,401
Subordinated debentures	174,113	188,573	187,492	157,379
Accrued interest payable	32,871	29,542	32,786	27,733
Operating lease liabilities	50,039	51,320	52,869	41,367
Other liabilities	383,955	325,440	295,605	332,423
Total liabilities	27,950,943	27,285,979	27,764,242	25,407,339
Commitments and Contingent Liabilities	—	—	—	—
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 234,000,000 shares authorized	1,302	1,302	1,300	1,186
Paid-in capital	3,232,684	3,229,635	3,220,064	2,657,469
Retained earnings - substantially restricted	1,312,211	1,253,379	1,159,567	1,142,523
Accumulated other comprehensive loss	(206,336)	(171,294)	(167,110)	(192,890)
Total stockholders’ equity	4,339,861	4,313,022	4,213,821	3,608,288
Total liabilities and stockholders’ equity	$32,290,804	31,599,001	31,978,063	29,015,627

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended				Nine Months ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest Income
Investment securities	$44,964	42,890	45,126	45,348	132,980	135,142
Residential real estate loans	29,655	30,104	33,708	26,335	93,467	75,971
Commercial loans	279,000	266,123	258,616	228,363	803,739	640,567
Consumer and other loans	26,361	26,103	24,887	24,957	77,351	71,363
Total interest income	379,980	365,220	362,337	325,003	1,107,537	923,043
Interest Expense
Deposits	72,861	71,972	72,251	67,346	217,084	195,780
Securities sold under agreements to repurchase	13,582	13,227	13,619	14,706	40,428	42,548
Federal Home Loan Bank advances	—	—	4,226	14,271	4,226	52,796
Other borrowed funds	459	455	443	385	1,357	1,187
Subordinated debentures	3,182	3,138	3,121	2,916	9,441	7,758
Total interest expense	90,084	88,792	93,660	99,624	272,536	300,069
Net Interest Income	289,896	276,428	268,677	225,379	835,001	622,974
Provision for credit losses	5,109	6,355	6,064	7,656	17,528	35,737
Net interest income after provision for credit losses	284,787	270,073	262,613	217,723	817,473	587,237
Non-Interest Income
Deposit service charges and other fees	17,187	16,351	15,265	14,676	48,803	41,801
Payment services	12,081	12,012	11,368	10,951	35,461	30,736
Miscellaneous loan fees and charges	2,585	2,558	2,279	2,005	7,422	5,586
Gain on sale of loans	4,754	5,007	5,108	5,027	14,869	13,611
Gain (loss) on sale of securities	—	—	—	—	—	—
Other income	3,334	5,173	4,062	2,693	12,569	9,204
Total non-interest income	39,941	41,101	38,082	35,352	119,124	100,938
Non-Interest Expense
Compensation and employee benefits	120,661	116,299	115,770	96,498	352,730	282,296
Occupancy and equipment	16,072	15,661	15,682	13,236	47,415	38,088
Advertising and promotions	5,085	5,092	5,256	4,620	15,433	13,158
Data processing	12,240	12,380	13,273	10,634	37,893	29,655
Other real estate owned and foreclosed assets	98	83	206	63	387	152
Regulatory assessments and insurance	5,054	5,506	6,403	5,799	16,963	17,180
Intangibles amortization	4,798	4,799	4,799	3,813	14,396	10,707
Other expenses	27,876	26,880	39,140	33,120	93,896	82,984
Total non-interest expense	191,884	186,700	200,529	167,783	579,113	474,220
Income Before Income Taxes	132,844	124,474	100,166	85,292	357,484	213,955
Federal and state income tax expense	28,282	26,612	18,022	17,392	72,916	38,706
Net Income	$104,562	97,862	82,144	67,900	284,568	175,249

Glacier Bancorp, Inc.
Non-GAAP Financial Measures and Reconciliations

(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Tangible Equity
Total stockholders’ equity	$4,339,861	4,313,022	4,213,821	3,608,288
Less: goodwill and intangible assets, net	(1,469,156)	(1,473,954)	(1,483,552)	(1,182,536)
Tangible stockholders' equity (non-GAAP)	$2,870,705	2,839,068	2,730,269	2,425,752

Tangible Assets
Total assets	$32,290,804	31,599,001	31,978,063	29,015,627
Less: goodwill and intangible assets, net	(1,469,156)	(1,473,954)	(1,483,552)	(1,182,536)
Tangible assets (non-GAAP)	$30,821,648	30,125,047	30,494,511	27,833,091

Tangible equity to tangible assets (non-GAAP)	9.31%	9.42%	8.95%	8.72%
Book value per share	$33.33	$33.13	$32.42	$30.44
Tangible book value per share (non-GAAP)	$22.05	$21.81	$21.01	$20.46

	At or for the Three Months ended				At or for the Nine Months ended
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Core Net Interest Margin
Net interest income (tax equivalent) [1]	$293,484	280,016	272,383	228,835	845,883	633,317
Purchase accounting	(4,122)	(3,832)	(5,140)	(2,310)	(13,095)	(7,774)
Non-accrual loan interest reversal (recovery)	130	825	(42)	(104)	914	100
Core net interest income (tax equivalent) (non-GAAP)	$289,492	277,009	267,201	226,421	833,702	625,643

Average earning assets	$29,069,918	28,793,343	29,078,665	26,815,927	28,980,610	26,353,065

Net interest margin (tax equivalent)	4.01%	3.90%	3.80%	3.39%	3.90%	3.21%
Core net interest margin (tax equivalent) (non-GAAP)	3.95%	3.86%	3.73%	3.35%	3.85%	3.17%
______________________________
1 Includes tax effect of $3.6 million, $3.6 million $3.7 million and $3.5 million on tax-exempt municipal loan and lease income, tax-exempt debt securities income and federal income tax credits for the three months ended September 30, 2026, June 30, 2026, March 31, 2026, and September 30, 2025, respectively. Includes tax effect of $10.9 million and $10.3 million on tax-exempt municipal loan and lease income, tax-exempt debt securities income and federal income tax credits for the nine months ended September 30, 2026, and September 30, 2025, respectively.

Glacier Bancorp, Inc.
Non-GAAP Financial Measures and Reconciliations (continued)

	At or for the Three Months ended				At or for the Nine Months ended
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Operating Diluted Earnings Per Share
Net income	$104,562	97,862	82,144	67,900	284,568	175,249
Provision for credit losses - acquisition ACL expense	—	—	—	—	—	16,693
Operating adjustments - non-interest income
BOLI proceeds	—	(63)	(776)	(251)	(839)	(1,364)
Total operating adjustments - non-interest income	—	(63)	(776)	(251)	(839)	(1,364)
Operating adjustments - non-interest expense
Acquisition-related compensation	1,874	2,462	2,775	641	7,110	1,436
Lease terminations	—	—	200	—	200	—
FDIC special assessment	—	—	(87)	—	(87)	(219)
(Gain) loss on fixed assets	(844)	(2,618)	445	928	(3,017)	(1,694)
Acquisition-related expense	92	1,590	8,907	6,976	10,589	10,793
Total operating adjustments - non-interest expense	1,122	1,434	12,240	8,545	14,795	10,316
Tax impact	(278)	(341)	(3,028)	(2,121)	(3,647)	(6,553)
Net operating adjustments	844	1,030	8,436	6,173	10,309	19,092
Operating net income (non-GAAP)	$105,406	98,892	90,580	74,073	294,877	194,341

Weighted average diluted common shares outstanding	130,433,235	130,346,888	130,242,765	118,628,434	130,324,260	116,382,822
Diluted EPS	$0.80	$0.75	$0.63	$0.57	$2.18	$1.51
Operating diluted EPS (non-GAAP)	$0.81	$0.76	$0.70	$0.62	$2.26	$1.67

Glacier Bancorp, Inc.
Non-GAAP Financial Measures and Reconciliations (continued)

	At or for the Three Months ended				At or for the Nine Months ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Operating Efficiency Ratio
Non-interest expense	$191,884	$186,700	$200,529	$167,783	$579,113	$474,220
OREO expense	(91)	(60)	(16)	(65)	(168)	(97)
Intangible amortization	(4,798)	(4,799)	(4,799)	(3,813)	(14,396)	(10,707)
Total expenses	186,995	181,841	195,714	163,905	564,549	463,416
Operating expense adjustments (pre-tax)	(1,122)	(1,434)	(12,240)	(8,545)	(14,795)	(10,316)
Total operating non-interest expense (non-GAAP)	185,873	180,407	183,474	155,360	549,754	453,100
Net interest income (tax equivalent)	293,484	280,016	272,383	228,835	845,883	633,317
Non-interest income	39,941	41,101	38,082	35,352	119,124	100,938
OREO income	(7)	(110)	(35)	(35)	(152)	(35)
Total revenues	333,418	321,007	310,430	264,152	964,855	734,220
Operating revenue adjustments (pre-tax)	—	(63)	(776)	(251)	(839)	(1,364)
Total revenues (non-GAAP)	$333,418	320,944	309,654	263,901	964,016	732,856

Efficiency ratio	56.08%	56.65%	63.05%	62.05%	58.51%	63.12%
Efficiency ratio (non-GAAP)	55.75%	56.21%	59.25%	58.87%	57.03%	61.83%

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	September 30, 2026			June 30, 2026
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$2,118,156	$29,655	5.60%	$2,172,055	$30,104	5.54%
Commercial loans [1]	17,879,132	280,597	6.23%	17,562,322	267,705	6.11%
Consumer and other loans	1,476,570	26,361	7.08%	1,479,518	26,103	7.08%
Total loans [2]	21,473,858	336,613	6.22%	21,213,895	323,912	6.12%
Tax-exempt debt securities [3]	1,604,570	14,127	3.52%	1,624,487	14,246	3.51%
Taxable debt securities [4,5]	5,991,490	32,828	2.19%	5,954,961	30,650	2.06%
Total earning assets	29,069,918	383,568	5.23%	28,793,343	368,808	5.14%
Goodwill and intangibles	1,471,485			1,476,292
Non-earning assets	1,229,424			1,201,401
Total assets	$31,770,827			$31,471,036
Liabilities
Non-interest bearing deposits	$7,535,227	$—	—%	$7,298,710	$—	—%
NOW and DDA accounts	6,135,597	16,128	1.04%	6,206,979	16,103	1.04%
Savings accounts	3,198,811	5,768	0.72%	3,170,155	5,451	0.69%
Money market deposit accounts	4,150,413	21,397	2.05%	4,052,361	20,154	1.99%
Certificate accounts	3,720,634	29,537	3.15%	3,807,368	30,233	3.18%
Total core deposits	24,740,682	72,830	1.17%	24,535,573	71,941	1.18%
Wholesale deposits [6]	3,224	31	3.81%	3,337	31	3.77%
Repurchase agreements	2,002,455	13,582	2.69%	1,995,035	13,227	2.66%
FHLB advances	—	—	—%	55	—	3.87%
Subordinated debentures and other borrowed funds	272,160	3,641	5.31%	271,589	3,593	5.31%
Total funding liabilities	27,018,521	90,084	1.32%	26,805,589	88,792	1.33%
Other liabilities	399,951			364,792
Total liabilities	27,418,472			27,170,381
Stockholders’ Equity
Stockholders’ equity	4,352,355			4,300,655
Total liabilities and stockholders’ equity	$31,770,827			$31,471,036
Net interest income (tax-equivalent)		$293,484			$280,016
Net interest spread (tax-equivalent)			3.91%			3.81%
Net interest margin (tax-equivalent)			4.01%			3.90%
______________________________
1 Includes tax effect of $1.6 million and $1.6 million on tax-exempt municipal loan and lease income for the three months ended September 30, 2026, and June 30, 2026, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $1.9 million and $1.9 million on tax-exempt debt securities income for the three months ended September 30, 2026, and June 30, 2026, respectively.
4     Includes interest income of $7.2 million and $7.0 million on average interest-bearing cash balances of $765.3 million and $772.3 million for the three months ended September 30, 2026, and June 30, 2026, respectively.
5 Includes tax effect of $69 thousand and $68 thousand on federal income tax credits for the three months ended September 30, 2026, and June 30, 2026, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$2,118,156	$29,655	5.60%	$1,962,831	$26,335	5.37%
Commercial loans [1]	17,879,132	280,597	6.23%	15,351,367	229,915	5.94%
Consumer and other loans	1,476,570	26,361	7.08%	1,363,996	24,957	7.26%
Total loans [2]	21,473,858	336,613	6.22%	18,678,194	281,207	5.97%
Tax-exempt debt securities [3]	1,604,570	14,127	3.52%	1,583,554	14,068	3.55%
Taxable debt securities [4,5]	5,991,490	32,828	2.19%	6,554,179	33,185	2.03%
Total earning assets	29,069,918	383,568	5.23%	26,815,927	328,460	4.86%
Goodwill and intangibles	1,471,485			1,184,370
Non-earning assets	1,229,424			987,070
Total assets	$31,770,827			$28,987,367
Liabilities
Non-interest bearing deposits	$7,535,227	$—	—%	$6,550,398	$—	—%
NOW and DDA accounts	6,135,597	16,128	1.04%	5,734,329	16,483	1.14%
Savings accounts	3,198,811	5,768	0.72%	2,995,538	5,843	0.77%
Money market deposit accounts	4,150,413	21,397	2.05%	3,136,019	16,783	2.12%
Certificate accounts	3,720,634	29,537	3.15%	3,217,199	28,195	3.48%
Total core deposits	24,740,682	72,830	1.17%	21,633,483	67,304	1.23%
Wholesale deposits [6]	3,224	31	3.81%	3,649	42	4.48%
Repurchase agreements	2,002,455	13,582	2.69%	1,986,620	14,706	2.94%
FHLB advances	—	—	—%	1,192,493	14,271	4.68%
Subordinated debentures and other borrowed funds	272,160	3,641	5.31%	236,375	3,301	5.54%
Total funding liabilities	27,018,521	90,084	1.32%	25,052,620	99,624	1.58%
Other liabilities	399,951			353,452
Total liabilities	27,418,472			25,406,072
Stockholders’ Equity
Stockholders’ equity	4,352,355			3,581,295
Total liabilities and stockholders’ equity	$31,770,827			$28,987,367
Net interest income (tax-equivalent)		$293,484			$228,836
Net interest spread (tax-equivalent)			3.91%			3.28%
Net interest margin (tax-equivalent)			4.01%			3.39%
______________________________
1 Includes tax effect of $1.6 million and $1.6 million on tax-exempt municipal loan and lease income for the three months ended September 30, 2026, and 2025, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $1.9 million and $1.8 million on tax-exempt debt securities income for the three months ended September 30, 2026, and 2025, respectively.
4     Includes interest income of $7.2 million and $6.7 million on average interest-bearing cash balances of $765.3 million and $600.3 million for the three months ended September 30, 2026, and 2025, respectively.
5 Includes tax effect of $69 thousand and $150 thousand on federal income tax credits for the three months ended September 30, 2026, and 2025, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Nine Months ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$2,216,004	$93,467	5.62%	$1,929,897	$75,971	5.25%
Commercial loans [1]	17,551,741	808,589	6.16%	14,780,437	645,221	5.84%
Consumer and other loans	1,460,770	77,351	7.08%	1,334,462	71,363	7.15%
Total loans [2]	21,228,515	979,407	6.17%	18,044,796	792,555	5.87%
Tax-exempt debt securities [3]	1,625,399	42,825	3.51%	1,594,355	42,003	3.51%
Taxable debt securities [4,5]	6,126,696	96,187	2.09%	6,713,914	98,828	1.96%
Total earning assets	28,980,610	1,118,419	5.16%	26,353,065	933,386	4.74%
Goodwill and intangibles	1,476,286			1,146,519
Non-earning assets	1,211,434			918,154
Total assets	$31,668,330			$28,417,738
Liabilities
Non-interest bearing deposits	$7,355,903	$—	—%	$6,267,432	$—	—%
NOW and DDA accounts	6,169,973	48,128	1.04%	5,645,862	47,593	1.13%
Savings accounts	3,177,733	16,719	0.70%	2,921,024	16,404	0.75%
Money market deposit accounts	4,056,148	60,629	2.00%	2,996,375	45,698	2.04%
Certificate accounts	3,807,656	91,512	3.21%	3,193,843	85,937	3.60%
Total core deposits	24,567,413	216,988	1.18%	21,024,536	195,632	1.24%
Wholesale deposits [6]	3,391	96	3.80%	4,289	148	4.58%
Repurchase agreements	2,023,595	40,428	2.67%	1,909,939	42,548	2.98%
FHLB advances	119,286	4,226	4.67%	1,475,071	52,796	4.72%
Subordinated debentures and other borrowed funds	270,417	10,798	5.34%	228,191	8,945	5.24%
Total funding liabilities	26,984,102	272,536	1.35%	24,642,026	300,069	1.63%
Other liabilities	379,197			339,599
Total liabilities	27,363,299			24,981,625
Stockholders’ Equity
Stockholders’ equity	4,305,031			3,436,113
Total liabilities and stockholders’ equity	$31,668,330			$28,417,738
Net interest income (tax-equivalent)		$845,883			$633,317
Net interest spread (tax-equivalent)			3.81%			3.11%
Net interest margin (tax-equivalent)			3.90%			3.21%
______________________________
1 Includes tax effect of $4.9 million and $4.7 million on tax-exempt municipal loan and lease income for the nine months ended September 30, 2026, and 2025, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $5.8 million and $5.2 million on tax-exempt debt securities income for the nine months ended September 30, 2026, and 2025, respectively.
4     Includes interest income of $22.4 million and $17.7 million on average interest-bearing cash balances of $810.1 million and $531.3 million for the nine months ended September 30, 2026, and 2025, respectively.
5 Includes tax effect of $205 thousand and $451 thousand on federal income tax credits for the nine months ended September 30, 2026, and 2025, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Custom and owner occupied construction	$220,495	$240,093	$263,713	$231,238	(8)%	(16)%	(5)%
Pre-sold and spec construction	286,778	261,642	255,542	217,413	10%	12%	32%
Total residential construction	507,273	501,735	519,255	448,651	1%	(2)%	13%
Land development	232,326	232,548	263,262	197,981	—%	(12)%	17%
Consumer land or lots	230,020	231,468	247,769	207,816	(1)%	(7)%	11%
Unimproved land	271,226	256,084	167,796	137,720	6%	62%	97%
Developed lots for operative builders	49,278	51,831	69,786	56,180	(5)%	(29)%	(12)%
Commercial lots	141,700	131,320	155,631	99,220	8%	(9)%	43%
Other construction	1,333,807	1,254,856	1,122,350	982,743	6%	19%	36%
Total land, lot, and other construction	2,258,357	2,158,107	2,026,594	1,681,660	5%	11%	34%
Owner occupied	3,931,551	3,928,083	3,950,726	3,570,671	—%	—%	10%
Non-owner occupied	5,346,391	5,195,855	4,859,173	4,333,302	3%	10%	23%
Total commercial real estate	9,277,942	9,123,938	8,809,899	7,903,973	2%	5%	17%
Commercial and industrial	1,651,586	1,687,362	1,649,101	1,554,832	(2)%	—%	6%
Agriculture	1,311,884	1,313,581	1,282,861	1,189,948	—%	2%	10%
First lien	2,994,354	2,996,965	3,098,023	2,579,418	—%	(3)%	16%
Junior lien	114,112	110,601	106,205	81,568	3%	7%	40%
Total 1-4 family	3,108,466	3,107,566	3,204,228	2,660,986	—%	(3)%	17%
Multifamily residential	1,102,092	1,075,562	1,019,484	969,573	2%	8%	14%
Home equity lines of credit	1,088,925	1,089,052	1,076,201	1,056,757	—%	1%	3%
Other consumer	217,260	222,289	237,393	192,501	(2)%	(8)%	13%
Total consumer	1,306,185	1,311,341	1,313,594	1,249,258	—%	(1)%	5%
States and political subdivisions	955,986	950,829	964,591	994,062	1%	(1)%	(4)%
Other	177,370	178,847	177,375	180,711	(1)%	—%	(2)%
Total loans receivable, including loans held for sale	21,657,141	21,408,868	20,966,982	18,833,654	1%	3%	15%
Less loans held for sale [1]	(37,611)	(45,145)	(39,186)	(42,668)	(17)%	(4)%	(12)%
Total loans receivable	$21,619,530	$21,363,723	$20,927,796	$18,790,986	1%	3%	15%
______________________________
1 Loans held for sale are primarily first lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other real estate owned and foreclosed assets
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Sep 30, 2026	Sep 30, 2026	Sep 30, 2026
Custom and owner occupied construction	$1,856	397	183	476	1,110	746	—
Pre-sold and spec construction	3,890	—	919	2,039	221	2,322	1,347
Total residential construction	5,746	397	1,102	2,515	1,331	3,068	1,347
Land development	864	1,022	898	917	7	—	857
Consumer land or lots	814	248	79	358	781	33	—
Developed lots for operative builders	113	113	456	456	—	—	113
Commercial lots	—	—	556	—	—	—	—
Other construction	370	500	129	—	—	—	370
Total land, lot and other construction	2,161	1,883	2,118	1,731	788	33	1,340
Owner occupied	8,386	5,174	3,969	5,237	3,045	4,447	894
Non-owner occupied	20,658	24,176	7,606	691	19,614	344	700
Total commercial real estate	29,044	29,350	11,575	5,928	22,659	4,791	1,594
Commercial and Industrial	18,898	24,436	27,308	24,165	17,621	1,007	270
Agriculture	9,784	10,592	3,549	5,408	6,867	2,917	—
First lien	16,849	16,733	15,816	8,388	12,807	3,441	601
Junior lien	1,947	2,302	1,776	765	1,823	124	—
Total 1-4 family	18,796	19,035	17,592	9,153	14,630	3,565	601
Multifamily residential	13	—	395	1,039	13	—	—
Home equity lines of credit	5,236	4,932	3,968	3,402	3,735	1,501	—
Other consumer	949	1,071	1,229	852	558	323	68
Total consumer	6,185	6,003	5,197	4,254	4,293	1,824	68
Other	14	153	59	119	—	14	—
Total	$90,641	91,849	68,895	54,312	68,202	17,219	5,220

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025
Custom and owner occupied construction	$716	$2,277	$533	$305	(69)%	34%	135%
Pre-sold and spec construction	368	4,498	1,189	—	(92)%	(69)%	n/m
Total residential construction	1,084	6,775	1,722	305	(84)%	(37)%	255%
Land development	1,155	2,290	3,994	—	(50)%	(71)%	n/m
Consumer land or lots	785	1,968	1,162	564	(60)%	(32)%	39%
Unimproved land	410	18	—	33	2,178%	n/m	1,142%
Developed lots for operative builders	—	—	2,300	5,265	n/m	(100)%	(100)%
Commercial lots	—	180	965	—	(100)%	(100)%	n/m
Other construction	—	—	4,787	—	n/m	(100)%	n/m
Total land, lot and other construction	2,350	4,456	13,208	5,862	(47)%	(82)%	(60)%
Owner occupied	7,650	6,038	6,103	3,809	27%	25%	101%
Non-owner occupied	2,840	18,064	15,388	7,615	(84)%	(82)%	(63)%
Total commercial real estate	10,490	24,102	21,491	11,424	(56)%	(51)%	(8)%
Commercial and industrial	9,594	4,787	10,215	3,711	100%	(6)%	159%
Agriculture	1,710	6,537	2,390	2,104	(74)%	(28)%	(19)%
First lien	22,065	7,292	19,699	5,357	203%	12%	312%
Junior lien	1,536	1,279	20	—	20%	7,580%	n/m
Total 1-4 family	23,601	8,571	19,719	5,357	175%	20%	341%
Multifamily Residential	—	278	150	150	(100)%	(100)%	(100)
Home equity lines of credit	5,365	5,354	5,415	7,421	—%	(1)%	(28)%
Other consumer	1,739	1,990	1,866	1,751	(13)%	(7)%	(1)%
Total consumer	7,104	7,344	7,281	9,172	(3)%	(2)%	(23)%
States and political subdivisions	30	—	—	—	n/m	n/m	n/m
Other	2,186	2,633	2,650	1,439	(17)%	(18)%	52%
Total	$58,149	$65,483	$78,826	$39,524	(11)%	(26)%	47%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Sep 30, 2026	Jun 30, 2026	Dec 31, 2025	Sep 30, 2025	Sep 30, 2026	Sep 30, 2026
Land development	$—	—	(358)	(358)	—	—
Consumer land or lots	—	—	(5)	(5)	—	—
Developed lots for operative builders	—	—	(8)	—	—	—
Total land, lot and other construction	—	—	(371)	(363)	—	—
Owner occupied	282	256	(2)	(1)	375	93
Non-owner occupied	484	308	2,232	(11)	559	75
Total commercial real estate	766	564	2,230	(12)	934	168
Commercial and industrial	4,243	2,298	2,104	655	4,508	265
Agriculture	3	—	(112)	(111)	9	6
First lien	152	119	(182)	(158)	240	88
Junior lien	(26)	(22)	(38)	(34)	—	26
Total 1-4 family	126	97	(220)	(192)	240	114
Multifamily residential	409	409	—	—	409	—
Home equity lines of credit	91	78	43	(27)	135	44
Other consumer	855	504	1,600	1,151	1,206	351
Total consumer	946	582	1,643	1,124	1,341	395
Other	8,440	4,983	7,448	5,253	11,137	2,697
Total	$14,933	8,933	12,722	6,354	18,578	3,645

Visit our website at www.glacierbancorp.com